Exhibit 107

Calculation of Filing Fee Tables

S-1

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(Form Type)

Rubicon Technologies, Inc.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	24,616,551(1)(2)	$2.34(3)	$57,479,646.59	$0.00011020	$6,334.26
Fees Previously Paid
Fees Previously Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$57,479,646.59		$6,334.26
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$6,334.26

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and warrants to purchase Class A Common Stock of Rubicon Technologies, Inc. (formerly known as Founder SPAC) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Consists of 24,616,551 shares of Class A Common Stock registered for resale by the selling securityholders.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on December 7, 2022.